Exhibit 99.(g)(1)(ii)

Baillie Gifford Overseas Limited Registered Office: Calton Square, 1 Greenside Row, Edinburgh EH1 3AN Tel.+44 (0)131 275 2000 Fax +44 (0)131 275 3999 www.bailliegifford.com

To: The Bank of New York Mellon	14 November 2016

Re:  Hong Kong - China Stock Connect Service

Dear Sir or Madam:

SUPPLEMENT TO THE CUSTODY AGREEMENT
HONG KONG - CHINA STOCK CONNECT SERVICE - SPSA ACCOUNT MODEL

Reference is made to the Custody Agreement entered into between Baillie Gifford Funds (BG Funds) and The Bank of New York Mellon (previously The Bank of New York) as custodian (BNYM) dated September 29, 2000, as amended or supplemented from time to time (CA).  Reference is further made to the Foreign Custodian Manager Agreement between BG Funds and BNYM dated September 29, 2000, as amended or supplemented from time to time (FCMA).  Each separate portfolio of BG Funds listed on Appendix A hereto, as it may be updated from time to time, is referred to separately herein as a Client.  This letter (Letter) serves as a supplement to the CA with respect to each Client.

This Letter relates to the Hong Kong - China Stock Connect Service (as the same is defined in the Rules of the Stock Exchange of Hong Kong and as hereafter referred to in this Letter, the China Connect Service or Connect).  Connect is a trading and clearing service between Shanghai Stock Exchange, Shenzen Stock Exchange, China Securities Depository and Clearing Corporation Limited (China Connect Clearing House), the Stock Exchange of Hong Kong (SEHK) and the Hong Kong Stock Exchange’s clearing and nominee company, Hong Kong Securities Clearing Company Ltd. (HKSCC).  The service applies to securities (China Connect Securities) listed and traded on a China Connect Market via the China Connect Service.

Where used in this Letter, the term China Connect Market System has the meaning given to it in the Rules of the SEHK and the terms China Connect Market, China Connect Market Operator and China Connect Clearing Participant have the meanings given to them in the General Rules of the Central Clearing and Settlement Service established and operated by HKSCC (CCASS), as may be amended from time to time.

Registered in Scotland: No 84807 ARBN No 118567178 Authorised and regulated by the Financial Conduct Authority

With respect to each Client, this Letter sets out the terms and conditions upon which BNYM supports and provides access to Connect unlisting the Special Segregated Securities Account (SPSA) offering.

(a)              In respect of the China Connect Securities, BNYM will (and is authorised to):

(i)                           establish, maintain and operate a segregated account/sub-account and ledger for each Client on its books and records and as required pursuant to the CA (each a BNYM China Connect Account); and

(ii)                        at BNYM’s appointed subcustodian, the Hong Kong and Shanghai Banking Corporation Limited (Subcustodian), direct the establishment and maintenance in the books and records of the Subcustodian of an account for each Client for the deposit, custody and safekeeping of such securities (each a China Connect Account).

Each Client acknowledges and agrees that in respect of the China Connect Securities and Connect, the Subcustodian and its clearing affiliate shall maintain, or cause to be maintained, a participant account with HKSCC and the Client is opting to utilise the SPSA offering available at HKSCC through the Subcustodian for multiple broker appointments and transactions in China Connect Securities.  An SPSA account will be established and maintained with HKSCC with respect to each Client using the applicable identity and i.d. code, and each Client shall provide all information as is reasonably required to open and maintain each such SPSA account.

Each Client is referred to the matters in paragraphs (i) and (j) below regarding HKSCC and its account with China Connect Clearing House.

(b)              In accordance with the requirements of the China Connect Service for trades of China Connect Securities to be on market, each Client agrees and undertakes to ensure that all transfers of China Connect Securities into or out of its SPSA account/China Connect Account that it instructs BNYM to effect:  (i) will not, unless permitted by the China Securities Regulatory Commission (CSRC), be in relation to the trading of China Connect Securities other than through the relevant China Connect Market System; and/or (ii) will only be made on a “no change of beneficial ownership” basis (excepting where trades are on the basis referred to in paragraph (e) below).

(c)               Instructions issued to BNYM for trades of China Connect Securities through Connect (Instructions) must be in the China Connect Service format required by BNYM (as specified in the BNYM service level description (Service Level Description) from time to time, which Service Level Description shall be provided to BG Funds upon request) that enables the special process detailed in the Service Level Description and such Instructions must be received by BNYM by the BNYM deadline (as specified in the Service Level Description from time to time).  Each Client shall be responsible for all trade instructions issued to its broker engaged for trades in China Connect

Securities and is responsible for engaging its own broker or brokers (Broker) for Connect.  For the avoidance of doubt, a Client may select HSBC Broker (as defined below) as a Broker from time to time for Connect and references to Broker will include HSBC Broker unless otherwise specified.  BNYM is not party to any brokerage arrangement or agreement entered into between a Client and any Broker and takes no responsibility for such brokerage services.  Where a Client engages Hong Kong and Shanghai Banking Corporation Limited and its broker affiliate company to act as a broker (HSBC Broker) with respect to Connect and transactions in China Connect Securities, the special HSBC terms outlined in the last paragraph of paragraph (e) below will apply.  Each Client must ensure that Instructions it provides to BNYM are correct and at all times consistent with the trading instructions it issues to a Broker.  Each Client acknowledges and agrees that, prior to issuing trading instructions, it must ensure it has:  (i) sufficient Yuan Renminbi — CNH or, as the case may be, US Dollars-USD or Hong Kong Dollars-HKD, for a purchase of China Connect Securities in its Cash Account (as defined below); and/or (ii) sufficient China Connect Securities for a sale of China Connect Securities in its BNYM China Connect Account and corresponding SPSA account/China Connect Account.

(d)              Each Client shall provide to BNYM such information as BNYM may reasonably require to provide for the China Connect Service, including the particulars of the Client’s appointed Brokers from time to time, and each Client authorises BNYM to provide Broker details to the Subcustodian.  Each Client acknowledges and agrees that the pre-trade checking procedure of SEHK will be carried out against the relevant SPSA account(s) and balances of securities must be satisfactory for this procedure and for the Client’s executing Brokers (and each Client is responsible for ensuring sufficient China Connect Securities for a sale as noted in paragraph (c) above).  Each Client further authorises the performance of all acts and taking of all actions (such acts and actions described in this paragraph (d), the Settlement Tasks) which either of BNYM or the Subcustodian considers in its discretion necessary for completing the settlement of trades of China Connect Securities in the Client’s SPSA account/China Connect Account.  Settlement Tasks shall include but are not limited to generating settlement instructions in respect of the trades and effecting the transfer of the relevant China Connect Securities of a trade into or out of the relevant SPSA account/China Connect Account.

(e)               Each Client acknowledges and agrees that settlement of sale or purchase trades may not occur on the trade date.  Each Client’s title, property or interests in China Connect Securities shall be subject to the “Securities on-hold” provisions of the General Rules of CCASS pursuant to which title, property or interest in any China Connect Securities shall not pass to a purchaser unless and until HKSCC has received payment in full for such securities and such payment is good and irrevocable or otherwise agreed by HKSCC.  Settlement can occur on trade date if executing brokers and their cash clearing bank agents are able to utilise the same day cash settlement run to achieve settlement on trade date, but this is not mandatory and settlement may still occur later than the trade date (T+1) where the same day cash settlement run is not utilised and a buying broker/counterparty’s payment is only received fully and irrevocably in the morning of T+1 (local time).  For a sale the Subcustodian will debit the relevant China Connect Securities from the relevant Client’s SPSA account/China Connect Account and provide provisional credit of settlement and proceeds which BNYM will then credit to such Client’s cash account(s) with BNYM which is designated for use in respect of such Client’s China Connect Account (Cash Account) on the trade date.  However, the Subcustodian may reverse/recall any provisional credit (and BNYM reserves the right to reverse/recall such credit as made in a Cash Account) in the event of buying broker/counterparty default or any other failure to receive funds.  Where there is a requirement for a reversal/recall of credit, the relevant Client shall be responsible for having available funds for such reversal/recall and BNYM reserves the right to charge the relevant Cash Account for the reasonable expenses of providing funds.  Such remedies as may be available for recovery will be for BG Funds or the relevant Client to pursue through HKSCC under the General Rules of CCASS and its Default Participant policy and the defaulting buying broker/counterparty.

Purchase trades and their settlement will be dependent on the executing Broker for a Client meeting the requirements of full, good and irrevocable payment to HKSCC as noted above (settlement can occur on trade date or may be deferred to T+1 as explained above) and will be on a receive versus payment basis.

Paragraph (g) below details the exceptional circumstances in which trades may fail.

Notwithstanding the foregoing provisions of this paragraph (e), if HSBC Broker is the executing Broker for a Client on a sale trade, settlement will be on the same date as the trade date subject to the Client meeting its requirements under paragraph (c) above and BNYM thereby issuing settlement instructions (i.e., this is HSBC offered synthetic delivery versus payment).

(f)                Each Client acknowledges and agrees that BNYM shall not be liable for paying and/or reporting any tax, levy, impost, duty, assessment, deduction, charge or withholding of a similar nature, and any addition, penalty or interest payable in connection with any failure to pay or any delay in paying any of the same that may be charged or chargeable on or in respect of the holding, trading and/or income, interests and other entitlements that may be derived from the China Connect Securities in the Client’s BNYM China Connect Account or SPSA account/China Connect Account (Taxes), nor responsible for the obligation to withhold Taxes or comply with any filing or registration obligations regarding Taxes except as otherwise required by any applicable law, rule, operating procedure, order, directive, notice, guidance, market practice or request (in all cases whether or not having the force of law) of any government agency, court of competent jurisdiction, central depository, exchange, clearing or settlement facility and/or any regulatory or supervisory authority (the foregoing, Applicable Requirements).  Where BNYM or any of its affiliates, or the Subcustodian or any of its affiliates, are required to do any of the above by such Applicable Requirements, the relevant Client shall reimburse and indemnify BNYM or its affiliates on demand for the amount of Taxes that BNYM has paid and shall provide such information as BNYM may require to fulfil its duties within the timeframe which BNYM advises.  For the avoidance of doubt, each Client acknowledges and agrees that neither the Subcustodian nor BNYM is providing the Client with any advice in relation to Taxes nor is the Subcustodian or BNYM acting as agent or representative with respect to such Taxes.

(g)               Trades can fail in certain circumstances (including if a Client fails to adhere to the terms of this Letter and including if instructions to BNYM are not forthcoming or are late).  Where there is a failure of delivery of China Connect Securities from the relevant SPSA account/China Connect Account to the executing Broker, a buy-in procedure will be commenced under provisions of the General Rules of CCASS against that executing Broker and the “Securities on hold” provisions for delivery (and withholding from selling arrangement) will apply to all China Connect Securities of that same security/share or ISIN in the relevant SPSA account/China Connect Account (i.e., not just the quantity of the fail) and these impacted securities will remain on-hold/blocked until resolution.  The relevant Client may be made responsible for the costs of this by the executing Broker.  Where there is a failure of delivery by the executing Broker to buying broker/counterparty, a Client may be impacted even though the “fail” is not the Client’s trade because the “Securities on hold” provisions for delivery (and withholding from selling arrangement) will apply to all China Connect Securities of that same security/share or ISIN in the relevant participant account of the executing Broker and all these impacted securities will remain on-hold/blocked until resolution.  Where there is a failure on a purchase, the Broker may settle in the market and hold shares on its participant account, but cash will not be debited from the applicable Cash Account, however, the Broker may claim its cost of funding and expenses from the Client.  Each Client acknowledges and agrees it understands and accepts the matters set out in this paragraph (g) (together with paragraph (e) above).

(h)              Each Client acknowledges and agrees that it is the investor in the China Connect Securities and shall be responsible for the consequences of trading of China Connect Securities through the China Connect Service.  Each Client therefore further acknowledges and agrees that it understands and shall comply with all applicable laws, rules, regulations, orders, directives, guidelines, market practice, notices, operating procedures, policies or requests of any government agency, central depository, exchange, clearing or settlement facility and/or any regulatory or supervisory authority with competent jurisdiction (whether or not having the force of law and as the same may be amended) which shall include, but is not limited to, China Connect Clearing House, HKSCC, SEHK, a China Connect Market Operator and CCASS generally and as each of the same concern the China Connect Service, and activities arising from the China Connect Service and/or regarding investments in China Connect Securities.  Such applicable laws, rules and regulations shall include, but shall not be limited to:  (i) any restrictions on investments in China Connect Securities (Investment Restrictions); (ii) percentage limits that may be imposed on the maximum holdings of a non-PRC (People’s Republic of China) investor (either on its own or in aggregate with other non-PRC investors) in China Connect Securities (Foreign Ownership Limits); and (iii) disclosure of interest reporting obligations in respect of China Connect Securities (Disclosures of Interest).  For the avoidance of doubt, each Client acknowledges and agrees that:  (i) BNYM’s duties and service provision does not comprise any investment advice and BNYM takes no responsibility for advising or verifying whether any Client is eligible to invest in China Connect Securities and each Client should undertake its own due diligence and take advice under its own laws, regulations and applicable investment criteria/limitations as to the suitability of such investment; and (ii) neither BNYM nor the Subcustodian shall be responsible for monitoring any Investment Restrictions or Foreign Ownership Limits applicable to any China Connect Securities or for making any Disclosures of Interest in any China Connect Securities.

(i)                  Each Client acknowledges and agrees that China Connect Securities are held centrally by HKSCC for the account of the CCASS participant (in this case, the Subcustodian) in an omnibus account with China Connect Clearing House and that HKSCC and China Connect Clearing House are intermediaries and depositories in Hong Kong and the People’s Republic of China and, accordingly will be subject to the requirements and laws of these jurisdictions and as the same apply to any Client’s title, property or interests in such China Connect Securities.

(j)                 Each Client understands that China Connect Securities are uncertificated and are held by HKSCC in computerised form in the account maintained by HKSCC with China Connect Clearing House, and, as such, that the China Connect Securities credited to a Client’s China Connect Account are not registered or recorded with China Connect Clearing House in BG Funds’ name, the Client’s name, Subcustodian’s name or BNYM’s name.  All China Connect Securities will be recorded in the name of HKSCC with China Connect Clearing House.  BNYM cannot guarantee nor does it take any liability or responsibility for investment in China Connect Securities and any Client’s title, property and interest in China Connect Securities and any ability to enforce the same by virtue of this registration (and the position of HKSCC stated under paragraph (i) above) and the relevant property rights, insolvency rules and procedures and remedies under the laws and regulations of Hong Kong or the People’s Republic of China (and any conflict between the same).  BNYM acknowledges that as of the date of this Letter HKSCC and China Connect Clearing House is each an “eligible securities depository” as defined in Rule 17f-7 under the Investment Company Act 1940.

(k)              Each Client acknowledges and agrees that under the General Rules of CCASS, if HKSCC receives insufficient funds or securities from the China Connect Clearing House to meet HKSCC’s aggregate liabilities to China Connect Clearing Participants, it may make a partial or pro rata payment or delivery to China Connect Clearing Participants to whom such liabilities are due, and that should HKSCC elect to make such a partial or pro rata payment or delivery with respect to a Client’s China Connect

Service transactions such Client shall indemnify and hold BNYM harmless with respect thereto and shall have no recourse against BNYM for the balance of any money or securities.

(l)                  Each Client acknowledges and agrees that there are certain responsibilities, risks and limitations presented to, and imposed upon, it in respect of use of the China Connect Service.  These include the following (such list is not exhaustive):  Investment Restrictions, Foreign Ownership Limits and Disclosures of Interest (all as detailed above), unavailability of an investor compensation fund, lack of support for certain trading strategies (such as day trading and short selling), limitations on exercise of shareholder rights and benefits, suspension of trading without cause or notice, trade failure or trade rejection at SEHK, tax liability, strict settlement practices, loss recovery limitations, market rules, counterparty insolvency risk and responsibility for the matters under paragraph (j) above.

(m)          Each Client acknowledges and agrees that BNYM shall not be liable, or in any way responsible, for acts, omissions, errors, timeliness, default and/or solvency of any broker (including HSBC Broker and any other Broker), stock exchange, depository or clearing entity in connection with the China Connect Service.

(n)              [Reserved.]

(o)              BG Funds and BNYM acknowledge and agree that each Client will pay the fees and expenses associated with BNYM’s services under this Letter as agreed between BG Funds and BNYM (and as such fees and expenses are amended from time to time).

(p)              No provision of this Letter may be amended except in a writing signed by BG Funds and BNYM.

(q)              If a Client wishes to terminate its use of the China Connect Service under this Letter with BNYM it will provide 30 days written notice of termination to BNYM.  BNYM may terminate its provision of services under this Letter with respect to a Client by 60 days written notice of termination to the Client.  Each Client agrees that the Subcustodian may terminate or cease to provide its services or support the China Connect Service either generally or in respect of the Client and that the Client is at particular risk of such termination if paragraphs (c) and (d) above or any other terms of this Letter are breached (HSBC Termination).  BNYM shall by written notice to a Client terminate its services under this Letter with respect to such Client at such time that the HSBC Termination takes place with respect to such Client, and notwithstanding the 60 day notice provision set forth above BNYM’s services under this Letter shall terminate at the time that the HSBC Termination takes place.

Without limitation to the foregoing, each Client authorises BNYM and the Subcustodian to perform any such acts (or refrain from taking any such acts) as BNYM or the Subcustodian considers in their respective discretion necessary or advisable for complying with CCASS and all relevant market rules for the China Connect Service, and with all instructions issued to BNYM or a Broker and all Settlement Tasks and other requirements (whether in relation to Taxes or otherwise).  Each Client further agrees to provide all assistance that BNYM may reasonably require in performing such acts required by applicable law or regulation.

This Letter and the agreements, undertakings and indemnities given herein are supplemental and additional to the provisions of the CA.  For clarity, the services provided in connection with the China Connect Service are part of BNYM’s performance of its services under the CA.  Except as contemplated in and as modified by the terms of this Letter, the terms of the CA shall apply to the provision of services in connection with the China Connect Service; in clarification of the preceding provisions of this sentence, with respect to the provision of services in connection with the China Connect Service any difference between an item as stated in this Letter and the terms of the CA shall be resolved entirely in favour of the item as stated in this Letter.  This Letter shall be governed by and construed in accordance with the same governing law as in the CA.  For the avoidance of doubt, this Letter does not affect the duties or obligations of BNYM under the FCMA.

A copy of the Agreement and Declaration of Trust establishing BG Funds is on file with the Secretary of State of the Commonwealth of Massachusetts, and notice is hereby given that this Letter is executed on behalf of BG Funds by officers of BG Funds as officers and not individually and the obligations of or arising out of this letter are not binding upon any of the Trustees, officers or shareholders of BG Funds or any Client individually but are binding only upon the assets and property belonging to the Clients.

Agreed and accepted by

/s/ Julie Paul
For and on behalf of
Baillie Gifford Funds

Acknowledged by

The Bank of New York Mellon

Appendix A

Emerging Markets Fund
EAFE Alpha Fund

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